EXHIBIT 10.30

CHARTERPARTY NO. 102.18.12

[PORTUGUESE TRANSLATION OMITTED]

FORM OF AGREEMENT

THIS CHARTERPARTY is made effective as of the 31st day of July 2002 (hereinafter the “Effective Date”)
BETWEEN

(1)	ENTERPRISE OIL DO BRASIL LIMITADA whose registered office is at Praia do Botafogo 440-22° Andar, Botafogo, Rio de Janeiro, RJ 22250-040 Brazil, CNPJ# 02.715.280/0001-79, represented by its Project Director Mr R Bryans, and

(2)	GULF MARINE [SERVIÇOS MARITIMOS] DO BRASIL LIMITADA whose registered office is at Rua Americo Peixoto, 120 Macaé, Rio de Janeiro, RJ 27913-310, Brasil, CNPJ#40.180.812/0001-80, represented by Mr Arnaldo Ferreira Leite Jr.

WHEREAS

A)	Enterprise, Enterprise Bijupira-Salema Limitada and Petroleo Brasileiro S.A.-Petrobras are parties to two (2) concession contracts (hereinafter “the Concession Contracts”) for the exploration, development and production of oil and natural gas covering the Bijupira and Salema fields located in the Campos Basin offshore Brazil; and

B)	Enterprise, Enterprise Bijupira-Salema Limitada and Petroleo Brasileiro S.A.-Petrobras have entered into a consortium agreement (hereinafter “the Consortium Agreement”) and joint operating agreement setting forth their rights and liabilities under the Concession Contracts and under which agreements Enterprise has been designated as leader and operator for the development of the Bijupira and Salema fields.

WHEREBY IT IS AGREED by the parties (hereinafter “Party or “Parties”) as follows:

1.	“Charterparty” means the following documents which are hereby attached to and made a part thereof and which may be from time to time supplemented or amended in accordance with the applicable provisions hereof:

(a)	this Form of Agreement (including the recital)

(b)	“General Terms and Conditions”

(c)	Schedule I “Vessel Specifications”

(d)	Schedule II “Compensation”

(e)	Schedule III “Administration Procedures”

CHARTERPARTY NO. 102.18.12

In the event of any ambiguity, inconsistency or conflict between these documents they shall take precedence in the order listed above.

2.	“Enterprise” means Enterprise Oil do Brasil Limitada, acting in its capacity as leader and operator for and on behalf of itself and the Consortium Members, its successor(s) in interest, its assignee(s) or the assignees of such successor(s) in interest.

3.	“Owners” means Gulf Marine (Serviços Maritimos] do Brasil Limitada, the successor in interest of that company, the permitted assignee of that company or such successor in interest.

4.	For all purposes of this Charterparty, except as may otherwise expressly be provided herein or unless the context otherwise requires, the terms defined in this Form of Agreement and the General Terms and Conditions shall have the meanings assigned to them in this Form of Agreement and the General Terms and Conditions and shall include the plural as well as the singular. All references to any Article, Clause or Schedule shall be references to an Article, Clause or Schedule (as the case may be) of or to this Charterparty.

5.	Unless sooner terminated in accordance with the terms hereof, this Charterparty shall continue in full force and effect until completion of the Charter or any extension thereto.

6.	In accordance with the terms and conditions of this Charterparty Owners shall let and Enterprise shall hire the Vessel and Enterprise shall pay Owners the Hire.

7.	This Charterparty constitutes the entire agreement between the Parties with respect to the subject matter.

8.	This Charterparty supercedes any and all prior or contemporaneous negotiations, understandings, agreements or representations (including any made negligently but excluding any made fraudulently), in each case whether written or oral, with respect to the subject matter.

9.	This Charterparty shall be varied or amended only by an instrument in writing of a date subsequent hereto signed by each Party or its duly authorised representative.

CHARTERPARTY NO. 102.18.12

10.	Owners accept and agree that due to this Agreement a contractual relationship will be established between Enterprise and Owners, in which, in any case, do not participate any of the Consortium members.

11.	This Form of Agreement is made in two (2) originals, each with an English and Portuguese language text.

Schedule I is made in two originals, both in the English Language

All other documents comprising this Charterparty are made in four (4) originals, two (2) in the English language and two (2) in the Portuguese language. In the event of any ambiguity, inconsistency or conflict between the English text and Portuguese text, the former text shall prevail.

IN WITNESS WHEREOF the Parties have executed and delivered this Charterparty as of the date first above written, in the presence of the undersigned witnesses.

SIGNED by	SIGNED by

/s/ R.A. Bryans	/s/ [ILLEGIBLE]
for and on behalf of	for and on behalf of
Enterprise Oil do Brasil Limitada	Gulf Marine (Serviços Maritimos) do Brasil Limitada

DATE	DATE

31st July 2002	31 of July 2002

WITNESSED by /s/ M.P. CULPIN	WITNESSED by /s/ BRIAN SHIELD

NAME M.P. CULPIN	NAME BRIAN SHIELD

DATE 31st July 2002	DATE 31st July 2002

CHARTERPARTY NO. 102.18.12

GENERAL TERMS AND CONDITIONS

CHARTERPARTY NO.102.18.12

Page 3	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

ARTICLE 1 DEFINITIONS AND INTERPRETATIONS

1.1	“Affiliates Of Enterprise” means N.V. Koninklijke Nederlandsche Petroleum Maatschappij, a Netherlands company, The “Shell” Transport and Trading Co. p.l.c, an English company and any company other than Enterprise which is for the time being directly or indirectly affiliated with these two companies or either of them.

For the purpose of this definition and the definition of Affiliate Of Owners, a particular company is:

(i)	directly affiliated with a company or companies if the latter beneficially hold 50% (fifty per cent) or more of the shares carrying the right to vote at a general meeting (or its equivalent) of the particular company, and

(ii)	indirectly affiliated with a company or companies (“the parent company or companies”) if a series of companies can be specified beginning with the parent company or companies and ending with the particular company, so related that each company of the series, except the parent company or companies, is directly affiliated with one or more companies earlier in the series.

“Affiliate Of Owners” means, a company or corporation that is directly or indirectly affiliated with Owners.

“Charter” means the period of hire, including off-hire periods, initially of the Interim Vessel and subsequently of the Newbuild Vessel in accordance with the terms of this Charterparty.

“Consortium Members” means all the consortium members (including where applicable Enterprise in its capacity as a concession holder and not as leader and operator) holding interests under or in respect of the Concession Contracts and the Consortium Agreement (“the Concessions”), where operations hereunder are conducted in connection with the exploitation of rights granted by the Concessions, in their capacities as holders of the Concessions and holders of such rights.

“Hire” means the daily rate of hire payable to Owners by Enterprise in accordance with the provisions of Article 8.

“Interim Vessel” means the M.V. North Crusader provided by Owners and hired to Enterprise in accordance with the provisions of this Charterparty.

“Interim Vessel Delivery Date” shall mean the date and time at which Enterprise accepts the Interim Vessel on hire.

“Newbuild Vessel” means the newbuild vessel constructed by Owners and hired to Enterprise in accordance with the provisions of this Charterparty.

“Newbuild Vessel Delivery Date” shall mean the date and time at which Enterprise accepts the Newbuild Vessel on hire.

Page 4	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

“Reservoir” means any accumulation of hydrocarbons, the existence, appraisal or development of, or production from which involves the operations hereunder.

“Site Rules” means those work, administration and safety guidelines, procedures, rules and standards developed, adopted or accepted by Enterprise or its Affiliates for use by Enterprise and its contractors in respect of Enterprise’s operations hereunder. If Owners are required, or require, to access any Enterprise or its Affiliates computer system then Site Rules shall include Enterprise’s or its Affiliates Corporate IT Standards.

“Vessel” means the Interim Vessel and/or the Newbuild Vessel together with associated equipment, the description and specifications of which are attached to and form part of this Charterparty.

1.2.	Article headings are inserted for convenience only and shall be ignored for the purposes of construction or interpretation.

1.3	Any reference to any statute or statutory instrument in this Charterparty shall be a reference to the same as amended, supplemented or re-enacted from time to time.

1.4	Enterprise enters into this Charterparty on behalf of all the Consortium Members but notwithstanding this fact Enterprise shall be entitled to enforce this Charterparty on behalf of all the Consortium Members and Enterprise’s Personnel (as defined in Article 36) and for this purpose Enterprise may proceed in its own name to enforce all obligations and liabilities of Owners and rights of the Consortium Members and Enterprise’s Personnel under this Charterparty and to make any claim which any Consortium Member and Enterprise’s Personnel (as defined in Article 36) may have against Owners arising under this Charterparty.

ARTICLE 2 PERIOD, EMPLOYMENT AND AREA OF OPERATION

2.1	Unless otherwise terminated earlier in accordance with the provisions of this Charterparty, Owners let and Enterprise hire the Interim Vessel and the Newbuild Vessel consecutively for a period of five years from the Interim Vessel Delivery Date. Enterprise shall have the right to extend the Charter period for periods up to 13 years in total. Enterprise may exercise its right on any number of occasions and for any length of extension but shall give Owners notice of each extension requirement at least 90 days prior to the end of the then current Charter period.

2.2	The Vessel shall be employed, in accordance with Enterprise’s instructions, for the purpose of providing multi-functional roles including tanker assist, supply duties and ROV Support operations and shall also perform any other duties within the capabilities of the Vessel as Enterprise may direct. The Vessel shall operate in the waters offshore Brazil and specifically in support of the Bijupira and Salema field developments. Should Enterprise wish the Vessel to operate in an area outside that specified above, it shall have the right to instruct Owners accordingly provided that the area in question is within Institute Warranty Limits. Enterprise shall be responsible only for actual additional costs incurred by Owners specifically as a result of the change in area of operation.

2.3	When the Vessel is not engaged in operations for Enterprise it shall be stationed at a location to be determined by Enterprise.

Page 5	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

2.4	Owners shall provide and maintain an onshore base, located in Macaé, Rio de Janeiro State, such that full management, technical support and maintenance capability is available at all times in support of the Vessel.

ARTICLE 3 LANGUAGE

All discussion, notices, communications and other proceedings in respect of this Charterparty and the hire of the Vessel shall be in the English language.

ARTICLE 4 DELIVERY/REDELIVERY OF THE VESSEL

4.1	The Charter shall commence on the Interim Vessel Delivery Date and, unless the Charter is suspended or terminated earlier in accordance with the terms hereof, shall continue up until redelivery of the Newbuild Vessel in accordance with Article 4.3.

4.2	DELIVERY

4.2.1	The Interim Vessel shall be delivered to Enterprise by Owners at a date to be determined by Enterprise and expected to be in the second half of 2003. The Interim Vessel shall be delivered free of cargo and with clean cargo tanks, bunkered for thirty days operations and with a Master and a full complement of officers and crew alongside Enterprise’s nominated berth in Brasil (or such other place as may be agreed upon by the Parties) where the Vessel can safely lie always afloat.

4.2.2	Enterprise shall advise Owners of the planned Interim Vessel Delivery Date by giving Owners notice as follows of the delivery window period within which the Interim Vessel Delivery Date is required:

Notice period	Delivery Window
6 months	2 months
3 months	1 month
2 months	1 week
1 month	1 day

Notice period shall be prior to the commencement of the delivery window. Each delivery window shall fall within the preceding delivery window.

4.2.3	The Newbuild Vessel shall be delivered to Enterprise by Owners on or before the planned Newbuild Vessel Delivery Date of August 31st 2004. The Newbuild Vessel shall be delivered free of cargo and with clean cargo tanks, bunkered for thirty days operations and with a Master and a full complement of officers and crew alongside Enterprise’s nominated berth in Brasil (or such other place as may be agreed upon by the Parties) where the Vessel can safely lie always afloat.

4.3	REDELIVERY

4.3.1	The Interim Vessel shall be redelivered to Owners by Enterprise on the Newbuild Delivery Date, or earlier in the event of suspension or termination of the Charter. The

Page 6	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

Interim Vessel shall be redelivered with clean cargo tanks alongside Enterprise’s nominated berth (or such other place as shall be agreed upon by the Parties) where the Vessel can safely lie always afloat in the same condition as when delivered to Enterprise (fair wear and tear excepted).

4.3.2	The Newbuild Vessel shall be redelivered to Owners by Enterprise at the end of the Charter, or earlier in the event of suspension or termination of the Charter, with clean cargo tanks alongside Enterprise’s nominated berth (or such other place as shall be agreed upon by the Parties) where the Vessel can safely lie always afloat in the same condition as when delivered to Enterprise (fair wear and tear excepted). Enterprise shall give not less than 30 days notice in writing to Owners of the date it intends to redeliver the Newbuild Vessel.

ARTICLE 5 ACCEPTANCE

5.1	INTERIM VESSEL

5.1.1	Prior to acceptance of the Interim Vessel by Enterprise Owners shall carry out, at their own cost, any maintenance work, repairs or upgrades deemed necessary, by Enterprise, for the Interim Vessel:

a)	to meet the requirements of the Interim Vessel specification included in Schedule I;

b)	to achieve the same condition as when initially inspected and accepted by Enterprise prior to the Effective Date; and

c)	to meet any requirements set out in this Charterparty as preconditions for acceptance of the Interim Vessel.

5.1.2	Prior to acceptance of the Interim Vessel by Enterprise Owners shall satisfy Enterprise that they have an onshore base staffed and equipped to support the operation of the Interim Vessel with procedures for the management, maintenance, crewing and operation of the Interim Vessel in place.

5.1.3	Within three weeks prior to commencement of mobilisation for service in Brazil Owners shall arrange for the Interim Vessel to be made available for inspection by Enterprise. The Interim Vessel shall be made available alongside, and free of cargo, in an international port for a period of 24 hours and no less than three days notice of the inspection port and date shall be given by Owners to Enterprise.

5.1.4	Enterprise shall have the right not to accept the Interim Vessel if it does not meet the requirements of this Charterparty when offered to Enterprise for acceptance in Brasil. Enterprise may, at its sole discretion, accept the Interim Vessel if it does not meet the requirements of this Charterparty, and in such event shall state a date by which all outstanding defects or shortcomings are to be remedied by Owners.

5.2	NEWBUILD VESSEL

5.2.1	Owners shall notify Enterprise when they consider that the Newbuild Vessel, in accordance with the terms of this Charterparty:

Page 7	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

a)	has been completed in full compliance with the requirements of Schedule I and has in all respects satisfied Owners as to its completeness, its performance and its fitness for purpose;

b)	has on board, and with copies at Owner’s onshore base, all operating manuals, maintenance and commissioning records, certificates, evidence of insurance and other documentation necessary for the Newbuild Vessel to carry out the operations required hereunder in Brazilian waters;

c)	has been admitted to Brazilian Registry and all importation formalities, documentation and, if applicable, bond requirements have been satisfied;

d)	has on board, and with copies at Owners’ onshore base, documented details of crew members and their qualifications;

d)	has on board stores, consumables and bunkers for thirty days operations;

f)	has on board, or ready to board, the Master, officers and crew intended for long term operational service on the Newbuild Vessel, all of whom are familiar with the operation of the Newbuild Vessel and its equipment for the carrying out of operations required under this Charterparty; and

g)	is fully supported by Owners’ onshore base staffed and equipped to support the operation of the Newbuild Vessel with procedures for the management, maintenance, crewing and operation of the Newbuild Vessel in place..

5.2.2	Upon receipt of Owners’ notice given under Article 5.2.1 Enterprise shall within five days notify Owners of acceptance, non-acceptance or conditional acceptance of the Newbuild Vessel.

5.2.3	If Enterprise does not accept the Newbuild Vessel then Enterprise shall, within the period for acceptance, notify Owners of the matters to be addressed in order that Enterprise can accept the Newbuild Vessel or of the earliest date by which such matters will be detailed and notified to Owners.

5.2.4	If Enterprise gives conditional acceptance of the Newbuild Vessel then Enterprise shall, within the period for acceptance, notify Owners of the matters to be addressed in order that Enterprise can fully accept the Newbuild Vessel and the date by which all such matters shall have been addressed to Enterprise’s satisfaction. Owners shall address such matters, and obtain Enterprise’s acceptance thereof, by the date specified by Enterprise. If all matters are thus addressed satisfactorily and accepted by Enterprise then the Newbuild Vessel shall be deemed to have been accepted by Enterprise on the date that Enterprise’s conditional acceptance was given. If there remain outstanding matters still to be addressed then Enterprise shall notify Owners of non-acceptance or further conditional acceptance of the Newbuild Vessel and the procedure for acceptance set out in Article 5.2.3 or if applicable this Article 5.2.4 shall be adopted.

Page 8	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

ARTICLE 6 DESCRIPTION AND CONDITION OF VESSEL

6.1	Owners shall provide an Interim Vessel and a Newbuild Vessel which shall be of the descriptions set out in Schedule I. Owners shall not deviate from such descriptions without the prior consent of Enterprise.

6.2	Where, in respect of the Newbuild Vessel Schedule I provides for alternative or equivalent specifications or items of equipment to be used, then Owners shall adopt the most specific requirements of Schedule I and shall not adopt alternatives or equivalents without the prior written consent of Enterprise to the alternative or equivalent proposed.

6.3	The Vessels shall be delivered in Brazilian Special Registry, REB, and thereafter maintained in Brazilian Special Registry, REB, until redelivery.

6.4	With respect to the Interim Vessel, Owners and Enterprise shall jointly appoint an independent surveyor for the purpose of determining and agreeing in writing, the condition of the Interim Vessel, and the quality and quantity of fuel, lubricants and water at the time of acceptance and redelivery hereunder. Owners and Enterprise shall jointly, share the time and expense of such surveys. The independent surveyor shall not be empowered to accept the Interim Vessel on behalf of Enterprise.

6.5	Owners shall make and keep the Vessels in every way fit for service in accordance with Article 2 in all weather and working conditions with her hull, machinery and equipment in such a state as to obtain the most economic working thereof and planned maintenance schedules up to date at all times.

6.6	The Newbuild Vessel shall be classed as DNV Class +1A1, Tug, SF, EO, FiFil, Dynpos AUTR, Oil Recovery; or equivalent classification within the International Association of Classification Societies (IACS) and shall be fully maintained in Class and remain seaworthy and fit for purpose from the Newbuild Vessel Delivery Date until the end of the Charter.

6.7	Owners shall ensure that the Vessel’s tanks containing bulk cargo, fuel and potable water are kept clean and free from contamination prior to the period of the Charter.

ARTICLE 7 REPRESENTATION AND WARRANTIES

Owners represent and undertake:

a)	that they have executed a newbuilding contract for the construction of the Newbuild Vessel, to the requirements of this Charterparty, in a Brazilian shipyard for delivery to meet the planned Newbuild Vessel Delivery Date set out in Article 4.2.3.

b)	that the Interim Vessel and the Newbuild Vessel shall be, at the commencement and throughout their respective periods of Hire, in all respects in a seaworthy condition appropriate for their intended use in accordance with Article 2, and having all certificates (including, if applicable, temporary importation documentation) as may be required by applicable laws and regulations and that all such certificates shall be maintained valid throughout the Charter;

Page 9	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

c)	that no other person or corporation has any right, title or interest in or to the Vessel or any of its machinery or equipment or any lien, mortgage or encumbrance thereon, except as may have been specifically notified to Enterprise in writing prior to the execution of this Charterparty. No further lien, mortgage or encumbrance shall be placed upon the Vessel during the term of this Charterparty without the prior written consent of Enterprise, such consent not to be unreasonably withheld;

d)	that the Master, officers and crew shall be fully fit and suitably skilled, qualified and trained to good industry standards for the positions held by them, experienced in offshore operations and practices and the Vessel manned so as to ensure compliance with the appropriate government manning regulations and the reasonable requirements of Enterprise;

e)	that the employment duties described in Article 2 will be performed to the highest professional standards, in a safe manner, in accordance with accepted practices in the Brazilian petroleum industry and with due regard to the protection of the environment;

f)	to afford to Enterprise and/or its representative access at all times to the Vessel. Enterprise shall have the right at any time to search, examine and/or inspect the Vessel (including access to conduct technical, safety, quality and other audits) and Owners shall afford to Enterprise, and to any person authorised by Enterprise, every assistance and facility in the exercise of such right. Neither such search, examination and/or inspection nor lack thereof shall relieve Owners from their obligations under this Charterparty. Owners shall promptly carry out any remedial action required pursuant to said search, examination and/or inspection at no cost to Enterprise;

g)	that throughout the Charter, Owners shall comply, and shall procure that their sub-contractors, their personnel and their sub-contractors personnel shall comply, fully and at all times with all Site Rules and with all applicable decrees, laws, regulations, rules, orders and ordinances of any governmental and other authorities having jurisdiction. Owners shall ensure that they and their sub-contractors and their respective personnel are aware of all such Site Rules.

h)	that they shall provide, and shall procure that their sub-contractors provide, all information required by Enterprise to enable it to provide information to comply with its obligations under the Concessions and any regulations of the Brazilian port authority and/or any other statutory Brazilian governmental authority.

i)	that they will provide a Letter of Quiet Enjoyment from each of the mortgagees of the Newbuild Vessel in the form included as Attachment 2 - Letter of Quiet Enjoyment within 30 days from the Effective Date.

ARTICLE 8 HIRE AND PAYMENTS

8.1	Enterprise shall pay Hire monthly in arrears, less any amounts disbursed on Owners’ behalf and less any Hire paid or to be paid or expenses incurred by Enterprise as may reasonably be estimated by it to relate to off-hire period, and less any amounts due or estimated to become due from Owners to Enterprise, and/or any amounts due or estimated to become due to Enterprise hereunder. The rate is specified in Schedule II

Page 10	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

and shall apply per day, and pro rata for any part of a day, commencing at the Interim Vessel Delivery Date or Newbuild Vessel Delivery Date, as applicable, and continuing throughout the Charter until the time and day of redelivery in accordance with Article 4.3, unless sooner terminated in accordance with the terms hereof.

8.2	At the beginning of each calendar month Owners shall submit to Enterprise an invoice for amounts properly payable to Owners in accordance with the terms of this Charterparty in respect of operations performed and reimbursable expenses paid by Owners in the previous calendar month. Each invoice shall agree with the Master’s daily log and other appropriate records previously furnished to Enterprise showing a breakdown of the rates applied to the nearest hour and shall be accompanied by such vouchers, invoices, receipts, records and other documentary evidence as Enterprise may reasonably require in substantiation of reimbursable costs claimed by Owners.

8.3	Within thirty (30) days of receipt by Enterprise of a properly presented and correct invoice Enterprise shall pay Owners. If a dispute arising out of or in connection with this Charterparty exists between Enterprise and Owners, Enterprise may withhold from any money then or thereafter payable either the equivalent of Enterprise’s estimated value of (i) the part of the operations under dispute, or (ii) the amount which is the subject of the dispute. On settlement of the dispute Enterprise shall make any further payment due in accordance with the terms of this Article 8. Subject to the provisions of Article 8.1, payment of the undisputed portion shall not be withheld by Enterprise.

8.4	Owners agree that no payment made by Enterprise under the terms of this Charterparty shall constitute, or shall be construed to constitute, the acceptance of the validity of any charge or the waiver of any right to claim repayment, unless and until Enterprise’s audit rights with respect thereto, as set forth herein, shall have expired, and such invoice, charge or payment shall not have been challenged.

8.5	All invoices shall be submitted by Owners to the following address unless otherwise notified to Owners in writing by Enterprise:

Enterprise Oil do Brasil Limitada
Praia de Botafogo 440 - 22° andar
Botafogo
Rio de Janeiro
RJ 22250-040
Brazil

Marked for the attention of Accounts Payable.

ARTICLE 9 SCHEDULED MAINTENANCE AND DRYDOCKING

9.1	All maintenance, overhaul, repair and dry-docking shall be undertaken by Owners with all due despatch. The Vessel shall be dry-docked at regular intervals, approximately once every thirty (30) months, and Enterprise shall place the Vessel at Owners’ disposal clean of cargo, with clean cargo tanks for the purposes of scheduled maintenance and dry-docking. Owners shall take all reasonable steps not to interrupt Enterprise’s own work programme for the Vessel. All expenses in connection with maintenance, overhaul,

Page 11	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

repair and dry-docking shall be for Owners’ account. Enterprise shall continue to pay the Hire for up to one day of maintenance, repair, overhaul and dry docking in each calendar month. Such on-hire maintenance days may be aggregated in any calendar year on the basis of one day earned per month. Up to 12 maintenance days may be carried forward from one calendar year to the next. Maintenance days shall be counted from the time the Vessel is deviated from operational service, or removed from the location designated by Enterprise, until such time as it once more resumes operational service at the operational base. Owners agree to furnish Enterprise with Owners’ proposed dry-docking schedule and Enterprise agree to make every reasonable effort to assist Owners in adhering to such pre-determined dry-docking schedule for the Vessel.

9.2	Notwithstanding the provisions of this Article 9, Owners and Enterprise undertake, during the period of the Charter, to agree suitable days and periods when maintenance days are required to be taken.

ARTICLE 10 RECORDS AND AUDIT

10.1	Owners shall keep accurate accounts and time records showing all costs and charges incurred in accordance with generally accepted accounting principles and practices. Such accounts and records which are pertinent to this Charterparty (including ISM, personnel and maintenance) shall be made available for audit in Owners’ offices during normal business hours by Enterprise’s authorised representatives, if requested by Enterprise. Owners shall preserve such accounts and records for at least five (5) years after completion of the Charter.

10.2	Enterprise shall have the right to request an annual audit (in a format to be mutually agreed between the Parties) based upon IMCA’s Common Marine Audit or equivalent; such request shall not unreasonably be withheld by Owners.

10.3	Should Enterprise’s Consortium Members require to audit the Vessel at any time, such a request must be made through Enterprise beforehand and the terms of the audit agreed with Owners.

ARTICLE 11 TAXATION

11.1	Owners shall be liable for and shall indemnify Enterprise and the Consortium Members from any taxes including national insurance or social security contributions or other similar charges, interest or penalties thereon, on income, wages, salaries, profits or gain and any fines, interest or penalties imposed by any governmental authority having jurisdiction of the territories where the activities undertaken in accordance with the provisions of this Charterparty are carried out upon Owners or Enterprise or the Consortium Members in respect of any payment made to or earned by Owners hereunder, or paid by Owners to any other person whilst carrying on the activities provided for under this Charterparty. If required by the laws of any country having such jurisdiction, Enterprise shall have the right to withhold amounts, at the withholding rate specified by such laws, from the compensation payable for the work performed by Owners hereunder, and any such amounts paid over by Enterprise to a governmental authority pursuant to such laws shall to the extent of such payment, be credited against and deducted from amounts otherwise owing to Owners hereunder.

Page 12	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

11.2	Owners shall be responsible for and shall indemnify Enterprise and the Consortium Members from all Brazilian customs and excise duties, taxes and charges, including clearing and brokerage charges and the provision of bonds and guarantees, paid or payable for or in respect of the importation and, if applicable, the subsequent exportation of the Vessel and any associated equipment, materials, spare parts and other supplies provided by Owners and their sub-contractors under this Charterparty, including the personal property of Owners’ and their sub-contractors’ personnel, whether payable to the Federal government of Brazil, any State of Brazil, any municipality in Brazil or any other body in Brazil which has the right to levy such duties, taxes and charges. Owners shall be liable for and shall indemnify Enterprise and the Consortium Members from and against all claims, demands, fines, penalties, charges, liabilities, costs and expenses of any nature suffered or incurred by Enterprise as a result of or by reason of any such importation or exportation.

11.3	Owners shall provide, and shall procure that their sub-contractors provide, any information required by Enterprise to enable Enterprise to comply with any Brazilian statutory obligations regarding taxation.

11.4	Enterprise will pay Owners the Hire due under the terms of this Charterparty which is inclusive of the relevant Brazilian value added or sales taxes specified in Schedule II which are chargeable in respect of goods or services supplied by Owners.

11.5	The obligations under this Article 11 shall, as independent and severable obligations, survive the expiration, termination for any cause or repudiation of this Charterparty.

ARTICLE 12 OFF-HIRE

12.1	The Vessel shall be off-hire, and consequently Hire shall cease to be due or payable, in the event of the Vessel ceasing, at any time during the Charter, to be fully at the disposal of Enterprise and/or in the event of loss of time (whether arising from interruption in the performance of the Vessel’s service or from reduction in the speed or performance thereof or in any other manner) for any reason whatsoever, including, but not by way of limitation:

a)	deficiency of men or stores (including spares delayed in Customs), fire, breakdowns of or accident or damage to hull or machinery or equipment (other than any additional equipment installed by Enterprise, if any), including collision or grounding, or any other cause preventing the efficient working of the Vessel; including but not limited to any failure or reduced performance of equipment related to living conditions on board;

b)	maintenance, repair, overhaul or drydocking other than on-hire maintenance days in accordance with Article 9.1;

c)	strikes, labour disputes, refusal to sail, breach of orders or neglect of duty by Master, officers or crew;

Page 13	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

d)	deviation for the purpose of obtaining medical aid or treatment for or landing any sick or injured person or the body of any deceased person (other than a passenger carried pursuant to Article 24);

e)	quarantine or risk of quarantine caused by the Master, officers or crew having communication with the shore and any infected area other than in connection with the employment of the Vessel.

f)	proceeding to or from, and time spent at, any port or anchorage other than the port to which the Vessel is bound on the instructions of Enterprise for any reason other than stress of weather;

g)	detention of or delay to the Vessel by lawful authorities in Brazil or elsewhere in consequence of legal action against or breach of regulations (whether actual or alleged) by Owners;

h)	preparing the Vessel or awaiting facilities, berth anchorage or dry dock for maintenance or repairs, the carrying out of and proceeding to or from port for such maintenance or repairs; or

j)	requisition by any Governmental authority.

12.2	In the event that the Vessel, its outfitting, performance or crew does not in all respects meet the requirements of this Charterparty then the Vessel shall be off-hire. If however, during an off-hire period, Enterprise requires the Vessel to carry out operational activities at sea then Enterprise shall pay the full Hire rate for the duration of such activities.

12.3	The cost of bunkers, any port charges, tugs, pilots and all other expenses incurred in respect of the Vessel during off-hire periods shall be for Owners’ account.

12.4	Enterprise shall have the right to require that Owners use their best endeavours to provide a substitute Vessel, acceptable to Enterprise, during any off-hire periods. In the event that a substitute Vessel is provided then Enterprise shall pay the full Hire rate or a lower Hire rate, determined by Enterprise, if the substitute vessel is of a lower specification than the Vessel.

ARTICLE 13 OWNERS OR ENTERPRISE TO PROVIDE

13.1	Owners shall provide and pay for:

a)	all provisions, subsistence, wages, salaries and bonuses (including overtime pay), shipping and discharging fees, Vessel management, onshore support and all other expenses and charges in connection with the Master, Officers and Crew;

b)	all insurance on the Vessel and crew as provided for in Article 36;

c)	all accommodation, deck, engine room and other necessary stores and domestic water (but not water for offshore installations);

Page 14	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

d)	all customs or import duties arising in connection with any of the foregoing and all other charges, taxes and expenses whatsoever relating to the Vessel, including but not limited to those required to maintain and keep the Vessel, its hull, machinery and equipment in a seaworthy and efficient state; and

e)	all greases and lubricants consumed.

13.2	Subject always to the provisions of Articles 12.3 and 13.1, Owners shall provide and Enterprise shall reimburse Owners for:

a)	all fuel oil and/or diesel oil consumed;

b)	port charges, agency fees, commissions, compulsory pilotage (where exemption has not yet been obtained), light dues, and consular charges; and

c)	all telephone, radio and telex calls or messages made by or sent at the request of any Enterprise representatives or Enterprise passengers onboard the Vessel.

13.3	Enterprise at the time of delivery and Owners at the time of redelivery shall take over and pay for all bunker fuel on board the Vessel at the net invoiced prices paid for such bunker fuel.

13.4	Enterprise shall not be responsible for the condition or safety of any dock, berth, wharf, vessel, FPSO, drilling rig, offshore installation or place to which the Vessel is directed during the Charter.

ARTICLE 14 MASTER AND CREW

14.1	The Vessel (s) shall, at all times and as a minimum standard, be manned by personnel qualified and certificated in accordance with the requirements of Brazilian Regulations.

14.2	The Master and Officers shall be fluent, written and spoken, in the English language. Additionally a minimum of 3 officers, including the Master, shall be fluent, written and spoken, in Portuguese.

14.3	The Master, Officers and crew shall carry out their duties with the utmost despatch at all times as required by Enterprise. Provided always that the following operations are subject to the Master’s overall direction, supervision and responsibility and the Master’s right to refuse to obey any order which would endanger the Vessel or crew, all customary assistance shall be rendered, including but not limited to:

a)	loading, hooking on and discharging cargo by day or night as required by Enterprise and operating appropriate machinery on board the Vessel;

b)	hoisting, connecting and disconnecting fuel, offloading, water and pneumatic hoses, assistance for export hoses, tanker hang-off lines;

c)	subsea maintenance/ROV operations; and

d)	emergency response duties (including oil spill and safety activities).

Page 15	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

Owners shall procure that Enterprise shall have the right to communicate directly with the Master of the Vessel at all times. Owners shall not prevent the Master from communicating with Enterprise.

14.4	Not later than two months after the Charter has commenced, Owners shall ensure that both the Master and Relief Master shall have obtained Pilotage Exemption Certificates, if required, for the operation of the Vessel at Vitória, Macaé, Niterói and Rio de Janeiro.

14.5	Owners shall, at the request of Enterprise, promptly remove the Master or any officer or any member of the crew. Owners shall, at their own cost and expense, promptly replace such personnel with a suitably skilled and competent substitute.

ARTICLE 15 ADDITIONAL EQUIPMENT

Enterprise, subject to Owners’ approval which approval shall not be unreasonably withheld or delayed, shall be at liberty to fit in its own time and at its own expense (if any) all such additional equipment as it may from time to time require in addition to that which is already on board the Vessel at the commencement of the Charter and to make any necessary connections to steam and/or water pipes and electrical and/or pressurised air pneumatic supplies. Such additional equipment shall be Enterprise’s property and Enterprise shall be at liberty to remove it or change it at its own expense and time during or upon completion of the Charter, the Vessel to be left in her original condition, reasonable wear and tear excepted.

ARTICLE 16 COMMUNICATIONS

Enterprise shall have the use of the Vessels communications system(s) providing that such use does not prevent or hinder the Vessel from carrying out required and routine marine communications applicable to the safe operation of the Vessel.

ARTICLE 17 TWENTY-FOUR HOUR OPERATIONS

17.1	Owners agree to the Vessel being equipped, manned and operated in order to effect continuous twenty-four hour operations and at all times ready for operational service.

17.2	Unless the Vessel is laid-up in accordance with Article 31, the Master, Officers and crew will remain on board and ready for operational service at all times.

ARTICLE 18 ISM CLAUSE

18.1	From the date of coming into force of the International Safety Management (ISM) Code in relation to the Vessel and thereafter during the currency of this Charterparty, Owners shall procure that both the Vessel and “the Company” (as defined by the ISM Code) shall comply with the requirements of the ISM Code. Upon request Owners shall provide a copy of the relevant Document of Compliance (DOC) and Safety Management Certificate (SMC) to Enterprise.

Page 16	General Terms and Conditions

CHARTERPARTY NO.102.18.12

18.2	Except as otherwise provided in this Charterparty, loss, damage, expense or delay caused by failure on the part of Owners or “the Company” to comply with the ISM Code shall be for Owners’ account.

18.3	Enterprise reserve the right to audit Owners compliance to the ISM Code at any time during the currency of the Charter party upon providing Owners with thirty (30) days notice; such right shall not be exercised unreasonably.

ARTICLE 19 DEMISE

Nothing contained in this Charterparty shall be construed as creating a demise of the Vessel to Enterprise.

ARTICLE 20 CONFIDENTIALITY & INTELLECTUAL PROPERTY RIGHTS

20.1	All information or data obtained by Owners in the performance of this Charterparty is the property of Enterprise, is confidential and shall not be disclosed without the prior written consent of Enterprise. Owners shall use their best efforts to ensure that Owners, any of their sub-contractors, and employees and agents thereof shall not disclose any such information or data.

20.2	Any intellectual property rights in any invention developed by Owners as a result of the performance of this Charterparty shall vest in and be the property of Enterprise, and Owners shall (at the request and expense of Enterprise) take such steps as may be necessary to protect Enterprise’s interest therein.

ARTICLE 21 PUBLICITY

21.1	Owners shall not, and shall procure that their sub-contractors shall not, advertise or otherwise disclose their appointment or any information relating to this Charterparty (save as may be required by law or may be necessary for the due performance of the Charterparty) without the prior written consent of Enterprise.

21.2	All copies or material relating to this Charterparty, or the Vessel, which Owners intend for publication in any form, including but not limited to, in-house magazines, press releases, exhibitions, articles and handouts shall first be submitted in draft form (in full text including headline/banner) to Enterprise for their review. The submission by Owners shall indicate the countries in which it is intended it will appear, the nature of the publicity and the intended audience and date of publication.

21.3	Any consent of Enterprise is limited to the nature and purpose of the initial request from Owners. In the event that Owners wish to use the same material (or any part thereof) for subsequent publication in any form, including but not limited to additional press releases, handouts, articles, further exhibitions or change in target audience, then Owners, shall resubmit the material for Enterprise’s review and consent to publish.

Page 17	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

ARTICLE 22 NOT USED

ARTICLE 23 VESSEL ALTERATIONS & ADDITIONAL EQUIPMENT

23.1	Prior to the Newbuild Vessel Delivery Date and thereafter during the Charter period, Enterprise may from time to time request Owners to make modifications and changes to the Newbuild Vessel. Owners shall, not later then six (6) working days after the receipt of such request notify Enterprise of its technical proposals and the lump sum price for implementing the required changes and also the consequent effect on the Hire rates and, as applicable, the effect on the planned Newbuild Vessel Delivery Date or any period of unavailability of the Newbuild Vessel for operations. If Enterprise shall within ten (10) days thereafter notify Owners in writing that Enterprise agree to the adjustments so proposed, then Owners shall proceed immediately to implement the agreed modifications and changes.

23.2	Enterprise shall have, in respect of the Interim Vessel, the same rights to request changes to the Interim Vessel during the Charter period prior to the Newbuild Vessel Delivery Date as are set out in respect of the Newbuild Vessel in Article 23.1. However the Implementation of such requests shall be subject to the agreement of Owners, which shall not be unreasonably withheld.

23.3	Enterprise shall, at its sole discretion, either pay the Owners the lump sum price of the required changes or pay a Hire rate adjustment in respect thereof.

23.4	Unless otherwise expressly agreed between the Parties, the modifications and changes to the Newbuild Vessel or the Interim Vessel, or the addition of permanent equipment, shall be part of the Vessel and Owners shall have title to and be responsible for same.

23.5	Notwithstanding the provisions of Article 23.2, Enterprise shall have the right in accordance with Article 15, to bring on board the Vessel specialist equipment required to perform specific tasks and such equipment shall be and remain the property of its owners.

ARTICLE 24 PASSENGERS

24.1	Enterprise shall have the right to utilise up to seventeen (17) berths on the Vessel at any tune during the Charter, and such further berths as may be available. Enterprise shall keep Owners regularly advised of the number of passengers expected to be on board. Accommodation and meals will be charged at rates per passenger per day as specified in Schedule II.

24.2	The number of passengers on board each day, for invoicing purposes, shall be agreed between the Master (or the Vessel’s Cook) and Enterprise. This figure shall be determined and agreed for each day as at 23:59 hours.

Page 18	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

ARTICLE 25 INSPECTION DURING THE CONSTRUCTION PERIOD

25.1	Prior to the Newbuild Vessel Delivery Date Enterprise shall have the right to inspect the Newbuild Vessel and all design and construction documentation, engines, machinery, outfit and equipment intended therefor. Inspections may be carried out by third parties engaged by Enterprise. Owners shall, and shall procure that their sub-contractors shall, co-operate with Enterprise and grant full and free access for inspections.

25.2	Enterprise and its personnel and contractors shall observe the work rules prevailing at sub-contractor’s premises.

25.3	Without prejudice to the inspection rights of Enterprise under this Article 25, Owners shall keep Enterprise closely advised of the progress and status of the construction of the Newbuild Vessel. During construction of the Newbuild Vessel monthly meetings shall be held with Enterprise, Owners and Owners’ principal subcontractors at the yard where the Newbuild Vessel is constructed in order to monitor construction activities and progress.

25.4	During construction of the Newbuild Vessel Owners shall provide Enterprise with regular monthly updates of the Brazilian and non-Brazilian content of the Newbuild Vessel. Owners shall also state the origin (main places of source and approximate financial percentage split into goods and services) of the non-Brazilian content of the Newbuild Vessel.

25.5	Owners shall notify Enterprise, at least ten days in advance, and procure permission for Enterprise to attend tests/trials, including sea trials, of major machinery and components including but not limited to tests of engines, auxiliaries, DP systems, main switchboard, materials construction tests, speed-performance tests, equipment and machinery tests. Enterprise’s acceptance of the Vessel or any aspect of the Vessel or its performance shall under no circumstances be deemed to have been given as a result of Enterprise’s, or its contractor’s, attendance at or participation in any such tests, or consent to or approval of results or remedial actions.

ARTICLE 26 ENTERPRISE’S RIGHT TO INSPECT DURING THE CHARTER PERIOD

26.1	At any reasonable time during the Charter, Enterprise shall have the right to inspect the Vessel (and to have the Vessel inspected by any Consortium Member) and Owners’ HSE and Annual Quality Plans. Such rights shall in no way relieve Owners of their responsibilities under this Charterparty.

26.2	From the Newbuild Vessel Delivery Date Owners shall provide Enterprise with regular monthly updates of the Brazilian and non-Brazilian content of its Vessel crew and operations. Owners shall also state the origin (main places of source and approximate financial percentage split into goods and services) of the non-Brazilian content of the Vessel crew and operations.

Page 19	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

ARTICLE 27 PURCHASE AND MANAGEMENT OPTION

27.1	Owner hereby grants to Enterprise the right to purchase the Newbuild Vessel and the right to change the management of the Interim Vessel and the Newbuild Vessel upon the following terms:

27.1.1	Enterprise shall have the right to purchase the Newbuild Vessel at any time after the Newbuild Vessel Delivery Date and during the term of this Charterparty and such right may be exercised at any time by Enterprise by giving at least one hundred and twenty (120) days notice to Owners. Enterprise shall have the right, but not the obligation, to retain the services of Owners as vessel managers following purchase of the Newbuild Vessel by Enterprise and in such case the rates set out therefor in Schedule II shall be applicable.

27.1.2	If Enterprise purchases the Newbuild Vessel then the purchase shall be made on the terms contained in Norwegian Sale Form 1993 – Attachment 1 – Memorandum of Agreement. The parties shall comply with all procedures prescribed by Brazilian Law, related to the form of execution of the Memorandum of Agreement and subsequent registration before the competent register offices and, if necessary, amend the Memorandum of Agreement to satisfy any requirements of such regulations, subject to their being no adverse cost implications to the sellers.

27.1.3	The Newbuild Vessel shall be sold free from all encumbrances unless Enterprise agrees to take over any such encumbrances, in which event Owners shall use best endeavours to procure the transfer of any such encumbrance to Enterprise. All related costs shall be shared equally between Owners and Enterprise.

27.1.4	Owners shall complete the sale of the Newbuild Vessel within 30 (thirty) banking days from the date of expiry of Enterprise’s notice of purchase given under Article 27.1.1.

27.1.5	Enterprise’s obligation to pay the Hire shall cease upon completion of the sale and purchase of the Newbuild Vessel and redelivery shall be deemed to have taken place at that time.

27.1.6	Enterprise shall have the right to change the management of the Vessel only upon exercise of its right to purchase or in the event of unsatisfactory performance by Owners or their subcontractors. Enterprise shall give Owners at least one hundred and twenty (120) days notice of its intention to change the management of the Interim Vessel or the Newbuild Vessel. In the case of unsatisfactory performance, if Owners can remedy their performance to the satisfaction of Enterprise within 60 days of being given notice under this Article 27.1.6, Owners may request that Enterprise withdraws its notice to change the Vessel management. Enterprise may either:

a)	require the Owners to replace any subcontractor involved in management activities; or

b)	may require to take over the management of the Vessel. In which case, upon expiry of the notice period Owners shall, at a location to be agreed with Enterprise, remove their Master, officers and crew from the Vessel and afford all assistance required by Enterprise to establish its own Master, officers and crew

Page 20	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

on board the Vessel. Owners shall provide Enterprise with copies, or if required, originals of all documents, certificates and other records pertaining to the Vessel itself and its operation and maintenance. From the date upon which Enterprise’s Master, officers and crew take over the Vessel Enterprise shall cease to be liable to pay for the operation of the vessel and Owners shall cease to be responsible for operation and maintenance of the Vessel.

27.2	Enterprise may at its sole discretion assign any of its rights and obligations under this article 27 to any of its Affiliates or any of the Consortium Members

ARTICLE 28 ENTERPRISE’S REPRESENTATIVES

28.1	Enterprise shall have the right to place their own personnel and Consortium Member personnel on board the Vessel during the Charter period. Under no circumstances shall any Enterprise or Consortium Member personnel, other than Enterprise’s Representative, be authorised to issue any instructions to the Master or Owners in relation to the operation of the Vessel. Enterprise may designate in writing one of Enterprise’s personnel to be Enterprise’s Representative. Enterprise shall not be obliged to appoint an Enterprise Representative nor to place any personnel on board the Vessel.

28.2	Enterprise Representative shall be authorised to act on behalf of Enterprise in all matters relating to the performance of offshore operations, and to give instructions in relation thereto to the Master, but shall have no authority to direct or control the navigation or management of the Vessel. In following any such instructions, Owners shall not be relieved of their obligation to exercise reasonable skill and care, nor the Master relieved of his exclusive right to determine whether the operation may be safely undertaken. Notwithstanding the foregoing, no instruction, approval or other direction or affirmation by the Enterprise Representative shall relieve Owners of their responsibilities and obligations under this Charterparty. Enterprise Representative has no authority to amend, cancel, waive or vary the rights, liabilities and obligations of the Parties as set out in this Charterparty.

28.3	Accommodation and messing facilities for Enterprise and any Consortium Member personnel shall be charged in accordance with the passenger rates set out in Schedule II and shall be to standards applying to Owners’ officers serving on the Vessel.

28.4	Enterprise shall have the right to make photographic, video or other recordings of the Vessel and it’s operations. The Master may stop or restrict such recording, in his sole discretion, solely for stated reasons of safety.

ARTICLE 29 ENTERPRISE’S INSIGNIA

Enterprise may fly their house flag at any time during the Charter period, and shall also have the right to determine colour/outfitting and to select the name of the Newbuild Vessel.

Page 21	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

ARTICLE 30 CARGO

30.1	The whole reach and burden of the Vessel’s cargo tanks, decks, usual places of loading and its passenger accommodation shall be at Enterprise’s disposal, reserving only proper and sufficient space for the Vessel’s Master, officers, crew, tackle, apparel, furniture, provisions, stores and fuel.

30.2	The Vessel shall be allowed to carry explosives and dangerous cargoes provided that they are labelled, packed and stored in accordance with all relevant regulations.

ARTICLE 31 LAY UP

Enterprise shall have the right to require the Vessel to be laid up at an agreed safe port or place for all or any portion of the Charter period instead of working the Vessel. In such case the Hire shall continue to be paid but, if the period of such lay-up exceeds thirty (30) consecutive days the hire shall be reduced by the amount by which Owners reduce (or should reasonably reduce) their operating expenditure.

ARTICLE 32 REQUISITION

Should the Vessel be requisitioned at any time during the Charter by any Governmental authority, the Vessel shall be off-hire during the period of such requisition and any hire or compensation paid in respect of such requisition shall be for Owners’ account. The period of such requisition shall count as part of the Charter, provided that if such requisition continues for more than thirty (30) consecutive days, Enterprise shall have the right to terminate this Charterparty forthwith upon notice to Owners.

ARTICLE 33 WAR

33.1	Enterprise shall not knowingly, without the consent of Owners having first been obtained, direct the Vessel to any place or on any service outside Brazilian waters which will bring her within a zone which is dangerous as a result of any actual or threatened act of war, war hostilities, war-like operations, acts of piracy or of hostility or malicious damage against the Vessel or any other vessel or its cargo by any person, body or State whatsoever, revolution, civil war, civil commotion or the operation of international law, nor carry goods that may in any way expose her to any risks of seizure, capture, penalties, or any other interference of any kind whatsoever by the belligerent or fighting powers or parties or by any Government or Ruler.

33.2	Should the Vessel approach or be brought or ordered within such zone or be exposed by Enterprise in any way to the said risks Owners shall be entitled from time to time to insure their interests in the Vessel and/or hire against any of the risks likely to be involved thereby. Enterprise shall make a refund to Owners of such reasonable premium on demand.

33.3	The Vessel shall have the liberty to comply with any orders or directions as to departure, arrival, routes, port of call, stoppages, destination, delivery or otherwise whatsoever given by the Government of the nation under whose flag the Vessel sails or any other

Page 22	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

Government or any person (or body) acting or purporting to act with the authority of such Government or by any committee or person having under the terms of the war risks insurance on the Vessel the right to give any such orders or directions.

33.4	In the event of the nation under whose flag the Vessel sails becoming involved in war, hostilities, warlike operations, revolution or civil commotion which affects the performance of this Charterparty, Enterprise may terminate this Charterparty forthwith and, unless otherwise agreed, the Vessel shall be redelivered to Owners at the port of destination, or, if prevented from reaching or entering it, at a near open and safe port at Owners’ option, after discharge of any cargo on board.

33.5	In complying with the provisions of this Article 33 Owners shall not be deemed to be in default.

ARTICLE 34 EXCLUDED PORTS/ICE

34.1	The Vessel shall not without Owners’ consent, such consent not to be unreasonably withheld, be ordered to nor be bound to enter:

a)	any place where fever or epidemics are prevalent or to which the Master, officers and crew by law are not bound to follow the Vessel; or

b)	any ice-bound place where lights, lightships, marks and buoys are or are likely to be withdrawn by reason of ice on the Vessel’s arrival or where there is risk that ordinarily the Vessel will not be able on account of the ice to reach the place or to get out after having completed her operations. If on account of the ice the Master considers it dangerous to remain in the position at which the Vessel is ordered to be for fear of the Vessel being frozen in and/or damaged, he has liberty to sail to a convenient open place and await Enterprise’s fresh instructions.

34.2	Unforeseen detention through any of the causes specified in this Article 34 shall be for Enterprise’s account.

ARTICLE 35 TERMINATION

35.1	In the event the Vessel becomes a total loss (which term includes a constructive or compromised or arranged total loss) becomes stranded, capsizes, sinks or becomes a wreck or an obstruction to navigation or be seized or captured Enterprise shall have the right to terminate this Charterparty forthwith without notice as from the time any of the foregoing occurred. If the time of the loss, seizure, capture, stranding, capsizing, sinking, becoming a wreck or obstruction cannot be ascertained or if the Vessel is unreported or missing, then termination shall take place as from noon on the day on which the Vessel was last heard of.

35.2	Enterprise shall also be entitled to terminate this Charterparty:

a)	in the event of force majeure in accordance with Article 48;

Page 23	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

b)	forthwith, without prejudice to any of its other rights or remedies, by notice in writing to Owners if Owners or any company of which they are a subsidiary shall become insolvent; or if insolvency, receivership or bankruptcy proceedings shall be commenced by or against Owners or any company of which they are a subsidiary, or if an administrator be appointed (or the equivalent of any of the foregoing under the laws of the place, incorporation or business of Owners or any company of which they are a subsidiary) or if Owners shall assign this Charterparty or any rights or interest herein, except as permitted hereunder, or persistently disregard laws, ordinances or Enterprise’s instructions, or if Owners shall fail, neglect or refuse to perform the operations hereunder, or if Owners shall default in their performance of any provision of this Charterparty;

c)	by giving not less than five (5) days prior notice to Owners at any time if any damage to or defect in or loss or breakdown of the Vessel or its equipment results in the non-availability of the Vessel for operations hereunder for thirty (30) days (including on-hire maintenance days used) in any twelve (12) month period during the Charter.

d)	by giving not less than five days prior notice to Owners if the Newbuild Vessel is not, or if in Enterprise’s opinion will not be, ready for acceptance on the planned Newbuild Vessel Delivery Date set out in Article 4.2.3.

e)	forthwith by giving notice to Owners if Owners abandon this Charterparty or without reasonable cause suspend performance of operations hereunder for a period of twenty four (24) hours after receiving notice from Enterprise to proceed, or if Owners fail to perform or observe any of the obligations on their part to be performed and observed hereunder and, in the case of a breach capable of remedy, fail or refuse to take steps to remedy the same within five (5) days of notice from Enterprise requiring the same to be remedied; or

f)	by giving Owners at least thirty (30) days notice of redelivery to expire on or after the third anniversary of the commencement of the Charter. In the event of termination under this Article 35.2f) Enterprise shall pay to Owners a termination fee calculated as set out in Schedule II.

35.3	After the third year of the Charter, Enterprise shall have the right to cancel or suspend all or any part of the Charter or terminate this Charterparty forthwith if, in Enterprise’s sole opinion there is reasonable cause for such cancellation, suspension, or termination. In the event of termination under this article 35.3 Enterprise shall pay to Owners a termination fee calculated as set out in Schedule II.

35.4	Termination of this Charterparty shall be without prejudice to any rights or remedies accrued to either Party prior to such termination.

35.5	No further Hire shall be or become due to Owners in respect of any period of suspension or cancellation of the Charter or after termination of this Charterparty, with the exception only of any payments previously accrued and due to Owners under the terms of this Charterparty.

Page 24	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

ARTICLE 36 GENERAL INDEMNIFICATION

36.1	DEFINITIONS AND INTERPRETATIONS

36.1.1	For the purposes of this Charterparty “indemnify” shall include relieve from liability, defend and hold harmless and the word “indemnity” and cognate expressions shall be construed accordingly, and “Claims” or “Claim” shall include any claim or demand or any proceedings or inquiry made, brought or instigated by any person or body.

36.1.2	Where in this Charterparty a Party gives an indemnity, such indemnity shall extend to any and all liabilities, damages, charges, fines, penalties, costs and expenses incurred or payable in connection with or in consequence of the Claim including, but without limitation:

a)	liabilities or damages, not excluding punitive or exemplary damages, admitted, determined or awarded or agreed in any settlement or compromise;

b)	charges, fines and penalties levied or imposed by any person or body having jurisdiction and power so to do; and

c)	costs and expenses, including but without limitation legal costs and expenses on a full Indemnity basis and the cost of the time spent on the Claim by the personnel of the indemnified Party, whether or not the Claim is successfully resisted or defended.

36.1.3	Where in this Charterparty a Party gives an indemnity, such indemnity shall extend, apply and be enforceable regardless of the cause or causes of the event giving rise to the Claim and in particular but without limitation, shall extend, apply and be enforceable notwithstanding that a cause or the cause may be:

a)	the negligence (whether sole, contributory or gross), fault or default of;

b)	the breach of contract (whether breach of condition, innominate term or warranty), repudiation of contract or misrepresentation (whether innocent or negligent, but not fraudulent) by;

c)	any breach of duty (statutory or other and whether or not involving fault) or failure to comply with any applicable law, regulation, rule, decree, order or ordinance on the part of the person or body so indemnified.

36.1.4	Where in this Charterparty a Party gives an indemnity, such indemnity shall extend, apply and be enforceable as a fundamental obligation of that Party without prejudice to any right whatsoever of any insurer or any right of any Third Party or any person, firm or company having an interest in Third Party Property.

36.1.5	For the purposes of this Article 36 the following words and expressions shall have the meanings respectively assigned to them:

Page 25	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

a)	“Owners’ Personnel” means the directors, officers and employees of Owners, their Affiliates and their sub-contractors;

b)	“Owners’ Property” means property (which shall include the Vessel), real or personal, in which Owners, their Affiliates, their sub-contractors or Owners’ Personnel have a proprietorial right or interest (any property leased, hired or otherwise made available to Owners and any of their sub- contractors and made available for the operations hereunder shall be deemed Owners’ Property);

c)	“Damage” means the loss or destruction of or damage to or the permanent or temporary, partial or complete loss of the use of, as the case may be, Owners’ Property, Enterprise’s Property or Third Party Property;

d)	“Death or Injury” includes the death of or any injury to, or the contracting of any disease or illness, physical or mental, or the suffering of mental shock or any analogous condition, by, the person concerned;

e)	“Enterprise’s Personnel” means the directors, officers and employees of Enterprise, its Affiliates and the Consortium Members;

f)	“Enterprise’s Property” means property, real or personal, in which Enterprise, any of the Consortium Members or Enterprise’s Personnel have a proprietorial right or interest;

g)	“Performance” includes performance, failure to perform and failure properly to perform;

h)	“Serious Event” means seepage or pollution from the Reservoir or any well having the Reservoir as an objective (or any other hydrocarbons encountered by that well); fire, explosion or blowout of the Reservoir or any well having the Reservoir as an objective (or any other hydrocarbons encountered by that well); or waste or damage to the Reservoir, or any well having the Reservoir as an objective (or any other hydrocarbons encountered by that well), or any associated pipe-line or sub-surface facility;

i)	“Third Party” means any party other than Enterprise, its Affiliates, Consortium Members, Enterprise’s Personnel, Owners’, its Affiliates, its sub-contractors and Owners’ personnel; and

j)	“Third Party Property” means property, real or personal, which is neither Owners’ Property nor Enterprise’s Property.

36.1.6	For the purposes of Article 36 references to sub-contractors shall include sub- contractors of sub-contractors.

Page 26	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

36.1.7	In the event of Death or Injury of Enterprise’s Personnel, Owners’ Personnel or any Third Party the provisions of Articles 36.2, 36.3 and 36.4 shall take precedence over the provisions of Article 36.8

36.2	ENTERPRISE’S PERSONNEL AND PROPERTY

Enterprise shall be liable for and shall indemnify Owners, their sub-contractors and Owners’ Personnel from and against all Claims in respect of any Death or Injury of Enterprise’s Personnel and any Damage to Enterprise’s Property, in each case caused by, or arising out of the Performance of this Charterparty and whether or not arising in respect of a Serious Event.

36.3	OWNERS’ PERSONNEL AND PROPERTY

Owners shall be liable for and shall indemnify Enterprise, the Consortium Members and Enterprise’s Personnel from and against all Claims in respect of any Death or Injury of Owners’ Personnel and any Damage to Owners’ Property in each case caused by, or arising out of the Performance of this Charterparty and whether or not arising in respect of a Serious Event. The assumption of liability and the indemnity contained in this Article 36.3 extends to any Claims made against Enterprise pursuant to any provision of any agreement, whenever effective, under which Enterprise assumes liability in respect of and/or indemnifies and/or otherwise compensates any other person or body in respect of the Death or Injury of Owners’ Personnel and any Damage to Owners’ Property arising in respect of a Serious Event.

36.4	THIRD PARTIES AND THIRD PARTY PROPERTY

Subject to Article 36.6, Owners shall be liable for and shall indemnify Enterprise, the Consortium Members and Enterprise’s Personnel from and against all Claims in respect of any Death or Injury of a Third Party and any Damage to Third Party Property up to the sum of One Million and One Half Million US dollars (US$1,500,000) (or the equivalent thereof in any other currency at the date of payment) in respect of each and any single incident caused by or arising out of the Performance of this Charterparty by Owners or their sub-contractors. If any such Claim or Claims exceeds One Million and One Half Million US dollars (US$1,500,000) (or equivalent thereof in any other currency at the date of payment) liability for the excess shall, as between Enterprise and Owners, be borne in proportion to what their respective liabilities (if any) in the law of negligence are or would be in respect of the incident in question.

36.5	SEEPAGE AND POLLUTION - OWNERS’ OBLIGATIONS

Owners shall at all times exercise all reasonable care to conduct their operations under this Charterparty in a manner that will prevent seepage or pollution, and Owners shall comply fully and at all times with all applicable laws, regulations, rules, decrees, orders, ordinances and lease or contract provisions relating to seepage or pollution. Owners shall not allow any trash, waste oil, bilge water or other pollutants to be discharged or leaked or to escape from Owners’ Property. Owners shall ensure that Owners’ Personnel are properly instructed and informed in respect of such matters. Owners shall promptly and at their own expense clean up any seepage or pollution from Owners’

Page 27	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

Property. Subject to Article 36.6, Owners shall be liable for and shall indemnify Enterprise, the Consortium Members and Enterprise’s Personnel from and against all Claims, in each case which are caused by or arise out of the failure of Owners to comply with their obligations under this Article 36.5.

36.6	SERIOUS EVENT

Enterprise shall be liable for and shall indemnify Owners, their sub-contractors and Owners’ Personnel from and against all Claims in respect of any Death or Injury of a Third Party and any Damage to Third Party Property to the extent that such Claims arise in respect of a Serious Event, in each case caused by, or arising out of the Performance of this Charterparty. The provisions of this Article 36.6 shall take precedence over the provisions of Articles 36.4 and 36.5.

36.7	FINES AND PENALTIES

Without prejudice to the other provisions of this Charterparty, Owners shall be liable for and shall indemnify Enterprise, the Consortium Members and Enterprise’s Personnel from and against all Claims in respect of fines, penalties or charges imposed, levied or incurred by reason of the failure or alleged failure of Owners, their sub-contractors or Owners’ Personnel to comply with any applicable Site Rules or laws, regulations or other rules or any decree, order or ordinance.

36.8	CONSEQUENTIAL LOSS

36.8.1	Subject to the provisions of Article 36.1.7 Enterprise shall be liable for and shall indemnify Owners, their sub-contractors and Owners’ Personnel from and against all Claims in respect of any loss of production, loss of profits, loss of business or any indirect or other consequential loss or damage, arising out of or in connection with the subject matter of this Charterparty, suffered by Enterprise or the Consortium Members.

36.8.2	Subject to the provisions of Article 36.1.7 Owners shall be liable for and shall indemnify Enterprise, the Consortium Members and Enterprise’s Personnel from and against all Claims in respect of any loss of production, loss of profits, loss of business or any indirect or other consequential loss or damage, arising out of or in connection with the subject matter of this Charterparty, suffered by Owners or its sub-contractors.

36.9	SUNKEN VESSEL OR EQUIPMENT

If the Vessel or other item of Owners’ Property becomes stranded, capsizes, sinks or becomes a wreck or an obstruction to navigation, Owners shall at their own expense promptly raise and remove same or otherwise deal with it in accordance with any applicable statute or regulation or as required for Enterprise’s continued operations. In the event Owners fail or neglect to comply with the aforesaid obligation, Enterprise may buoy and light the Vessel or other item of Owners’ Property which has become stranded, capsized, sunk or become a wreck or an obstruction to navigation and remove same and Owners shall reimburse all costs and expenses thereby incurred by Enterprise. The fact that the Vessel or other item of Owners’ Property is insured or shall have been declared

Page 28	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

an actual, constructive, compromised or arranged total loss shall not relieve Owners from any of their obligations and responsibilities under this Article 36.9.

36.10	HANDLING OF CLAIMS

Each Party shall in respect of any Claim for which it will seek indemnity in terms of this Article 36:

a)	as soon as reasonably practicable after becoming aware of the Claim provide the other with reasonable details of it and thereafter provide the other in a timely manner with such information relating to the Claim as may reasonably be requested from time to time by the other;

b)	not make, and use its reasonable endeavours to procure that there is not made, any admission of liability, except with the prior written consent of the other, such consent not to be unreasonably withheld or delayed;

c)	keep the other reasonably informed of all material developments relating to, and regularly informed of the progress of, the Claim;

d)	use its reasonable endeavours to procure that the handling of the Claim, including without limitation any resistance of or defence to it, is carried out and conducted in all material respects in accordance with such reasonable written directions as may be given by the other; and

e)	not settle or compromise the Claim, and procure that the Claim is not settled or compromised, except with the prior written consent of the other which consent shall not be unreasonably withheld or delayed.

36.11	SURVIVAL OF ARTICLE 36

The obligations under this Article 36 shall, as independent and severable obligations, survive the expiration, termination for any cause or repudiation of this Charterparty.

ARTICLE 37 INSURANCE

37.1	Without prejudice to the liabilities, indemnities and obligations of Owners under Article 36, Owners shall, and shall ensure that their sub-contractors shall, procure and maintain at their own expense with respect to and for the duration of this Charterparty the following policies of insurance:

37.1.1	workmen’s compensation and/or employer’s liability insurance, or coverage of a comparable nature, to the full extent required by all laws applicable in any jurisdiction in which operations are to be performed and/or in the contracts of employment of Owners’ and/or their sub-contractors’ employees and such insurance shall be effected in an amount of not less than One Million and One Half Million US dollars (US$1,500,000) per person assigned to the operations hereunder by Owners;

Page 29	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

37.1.2	general third party liability insurance against any property damage or destruction or loss or loss of use and/or any death, illness, disease or personal injury, physical or mental, caused by, arising out of or in any way connected with the Performance (as defined in Article 36.1.5g)) of this Charterparty in an amount of not less than One Million and One Half Million US dollars (US$1,500,000) for any claim or series of claims arising out of any one incident;

37.1.3	All Risks Hull and Machinery Insurance, on full conditions, including war risks and full collision liability, with a limit of not less than the full replacement value of the Vessel and all other associated equipment of any description to be furnished by Owners hereunder; and

37.1.4	Protection and Indemnity cover (including cover for removal of wrecks and debris) in an amount sufficient to cover Owners’ liabilities pursuant to Article 36.

37.2	GENERAL INSURANCE REQUIREMENTS

37.2.1	All insurances required under Article 37.1 shall be on terms and conditions issued by insurance companies or underwriters acceptable to Enterprise.

37.2.2	Not later than the commencement date of this Charterparty, Owners shall furnish to Enterprise evidence that all insurances required under Article 37.1 have been duly effected and shall provide certified copies of the certificates of policies relating thereto which certificates shall incorporate any exclusions. Renewal or replacement insurer’s certificates shall be obtained by Owners as and when necessary and certified copies thereof shall be forwarded promptly to Enterprise.

37.2.3	To the extent of their respective liabilities and indemnities under Article 36 Enterprise shall procure that its insurers shall waive all rights of subrogation against Owners and Owners’ sub-contractors and their respective directors, officers and employees and Owners shall procure that their insurers and such sub-contractors’ insurers waive all rights of subrogation against Enterprise, the Consortium Members and their respective directors, officers and employees.

37.2.4	Owners shall ensure that Enterprise (identified as leader and operator on behalf of the Consortium Members) is named as an additional insured on the policies which Owners are required to effect under Articles 37.1.2 and 37.1.4 with respect to the risks and liabilities assumed by Owners under this Charterparty. A cross-liabilities clause shall be incorporated in the insurance required under Articles 37.1.2 and 37.1.4.

37.2.5	All insurance policies shall be endorsed to provide Enterprise with prior notice of cancellation or material change.

37.2.6	The insurance limits specified in Article 37.1 are minimum requirements and shall not be construed as a limitation of liability or as constituting acceptance by Enterprise of liability in excess of such limits.

Page 30	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

37.2.7	Any policy deductibles and/or excesses applicable to the insurances required hereunder shall be for the account of Owners.

37.2.8	Prior to any sub-contractor of Owners commencing operations hereunder Owners shall ensure, and shall demonstrate to Enterprise, that such sub-contractor has effected and shall maintain in force employer’s liability, workmen’s compensation and other insurances required by Article 37.1.1, together with such other insurance as Owners may consider necessary. Any deficiencies in the cover or policy limits of such sub-contractors’ insurances shall be the sole responsibility of Owners. In Articles 37.2.8 and 37.2.9 all references to sub-contractors shall include sub-contractors of sub-contractors.

37.2.9	If Owners (or any sub-contractor) do not take out or maintain in force any insurance required under the provisions of Article 37 or provide Enterprise with a certified copy of the relevant certificate of policy, then without prejudice to any other rights or remedies available to it, Enterprise shall be entitled to take out and maintain in force such insurance as Enterprise may, in its absolute discretion, deem necessary to protect Enterprise’s interests and to pay the premium or premiums of, and other costs incurred in placing, such insurance. All amounts so paid by Enterprise shall immediately become due and payable to Enterprise by Owners and Enterprise shall be entitled to deduct such amounts from any sums due or which may become due to Owners under this Charterparty or to recover same as a debt.

37.2.10	Each Party shall give the other prompt notification of any claim with respect to any of the insurance policies specified in Article 37.1, accompanied by full details of the incident giving rise to such claim.

37.2.11	Each Party shall afford the other all such assistance as may be reasonably required for the preparation and negotiation of insurance claims arising out of or in connection with this Charterparty.

ARTICLE 38 GENERAL AVERAGE

Notwithstanding any other provision of this Charterparty, in no circumstances whatsoever, howsoever arising, shall Enterprise be liable to make any general average contribution to Owners in respect of any act to rescue the Vessel and/or any cargo on the Vessel from any common danger arising while the Vessel is on hire to Enterprise under this Charterparty.

ARTICLE 39 INDEPENDENT CONTRACTOR

Owners shall act as an independent contractor with respect to Enterprise. All personnel assigned to the operations hereunder shall be employees or sub-contractors of Owners or employees of sub-contractors and shall not be or be deemed to be employees of Enterprise.

Page 31	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

ARTICLE 40 SHIPS DOCUMENTS

40.1	Owners shall procure that a full set of Ship’s Certificates shall be kept on board the Vessel at all times and which shall be made available for inspection as required by Enterprise.

40.2	The Master shall keep a full and correct log of the voyage or voyages in the English language, which shall be open to Enterprise or its agents as required, and shall furnish to Enterprise or its agents a true copy of the Vessel’s log books and properly completed loading and discharging port sheets and voyage reports for each voyage and such other returns as Enterprise may require.

ARTICLE 41 HEALTH, SAFETY AND ENVIRONMENT

41.1	Owners shall have a clear and comprehensive health (including substance abuse), safety and environment (hereinafter “HSE”) policy and management arrangements appropriate to their activities and as required by applicable statutes, bye-laws and other rules and regulations having the force of law or which are otherwise consistent with good and prudent oilfield practices and shall, if requested by Enterprise, provide Enterprise’s authorised representatives with access to or copies of any documentation relating to Owners’ HSE policy and management arrangements and their implementation in respect of the operations hereunder for Enterprise’s review and agreement.

41.2	Owners shall observe and comply, and shall ensure that all passengers, and persons either employed or supplied by Owners to perform the operations hereunder, observe and comply, with its HSE policy, procedures and practices.

41.3	Owners shall take all measures necessary to provide safe working conditions and to protect against personal injury, damage to equipment and materials and pollution of the environment. Owners shall adequately instruct all passengers, and persons either employed or supplied by Owners to perform the operations hereunder, in all applicable HSE procedures and in the use of safety equipment.

41.4	If and when so required by any applicable statutory regulations or requirements, by any governmental authority, in conformance with applicable oil industry guidelines approved by Enterprise, or at Enterprise’s reasonable request, Owners shall at their own expense arrange for the Master, officers and crew to undergo medical examination by a doctor familiar with the offshore industry appointed or approved by Enterprise. Should Owners fail to have complied with the terms of this Article 41.4 and any such persons require emergency, unscheduled evacuation from the Vessel for medical treatment, Owners shall, in addition to any other obligation or liability they may have to Enterprise at law or hereunder, reimburse Enterprise any costs incurred by Enterprise arising out of or in connection with such evacuation, including, without limitation, the cost of hiring a helicopter and/or vessel to effect such evacuation.

41.5	Owners shall procure that any personnel who are under the influence of alcohol, drugs or prohibited substances shall not be allowed on or to remain onboard the Vessel.

41.6	Smoking and the use of naked lights and other sources of ignition are prohibited at any time when the Vessel or any part of the Vessel is within five hundred metres of any

Page 32	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

offshore installation owned by or chartered by Enterprise and Owners shall ensure such prohibition is observed.

41.7	Smoking and the use of naked lights and other sources of ignition are at all times prohibited in other than designated areas on the Vessel when the Vessel is carrying dangerous cargoes.

ARTICLE 42 LIEN

Owners shall have a lien upon all cargoes, freights and bunkers for any amounts due under this Charterparty and Enterprise shall have a lien on the Vessel for all monies paid in advance and not earned and for all claims for damages arising from any breach by Owners of any of the terms of this Charterparty. The provision of this clause excludes the disputed part of any invoices under dispute.

ARTICLE 43 SALVAGE

43.1	The Vessel shall be permitted to deviate at all times to assist ships in distress and for the purpose of saving life at sea without prior approval of or notice to Enterprise and without loss of hire provided however, that notice of such deviation is given as soon as possible.

43.2	Subject to Article 43.4, all salvage and assistance to other vessels shall be for Owners’ and Enterprise’s equal benefit after deducting the Master’s and crew’s proportions and all legal and other expenses including fuel consumed, repairs of damage not otherwise Insured and Owners’ loss of hire. Enterprise shall be bound by all measures taken by Owners in order to secure payment of salvage and determine its amounts. Notwithstanding the foregoing, Enterprise shall not be responsible for any damage or loss which may arise out of any such salvage or assistance.

43.3	Enterprise agrees and if within its control shall so arrange that all salvage assistance shall be on the terms of Lloyds Open Form 2000 “No Cure - No Pay”. Except for the purposes of saving life the Vessel shall not engage upon any salvage operation without the prior consent of Enterprise, which shall not be unreasonably withheld.

43.4	Owners waive all their rights to any salvage award payable should the Vessel provide any salvage service in respect of any vessel, her cargo or wreck owned wholly or partially by Enterprise or any Consortium Member or in respect of the lives of any persons being directors, officers, employees, servants or agents of Enterprise or the Consortium Members, when in danger.

ARTICLE 44 NOT USED

ARTICLE 45 SUB-CHARTER

45.1	Enterprise shall have the right at any time during the Charter to enter into a sub-charter agreement for the use of the Vessel by a third party. During the period of the sub-

Page 33	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

charter Owners shall operate the Vessel in accordance with the instructions of the sub-charterer, whose name, contact details and sub-charter duration shall be provided to Owners by Enterprise. Unless otherwise expressly agreed between the Parties their liabilities and obligations under this Charterparty shall continue in full force and effect for the duration of any sub-charter. No sub-charter shall relieve Owners of their responsibilities for the full and proper performance of operations during the sub-charter period.

45.2	At Enterprise’s request Owners shall seek sub-charter opportunities for the Vessel and may propose sub-charters to Enterprise. Enterprise shall have the right to accept or decline proposed sub-charter arrangements. In the event that Enterprise agrees to a sub-charter arranged by Owners then the Owners shall arrange sub-charter documentation, in a form to be determined by Enterprise, for execution by Enterprise and the sub-charterer. Owners shall be entitled to a brokerage fee of 1.5% of the sub-charter rate which may be invoiced monthly in arrears. Enterprise and Owners will share on an equal basis any sublet revenue over and above the Vessel day rate as defined in Schedule II, (excluding any extra crew costs or other direct costs incurred by Owners as a direct consequence of this sub-let). Any on/off hire survey fee and/or commissions payable to shipbrokers as a result of such sub-lets shall be payable equally by Enterprise and Owner.

ARTICLE 46 PROPRIETARY INFORMATION

46.1	As used herein, the term Proprietary Information shall mean all information which Owners, their sub-contractors and the directors, officers and employees of each of them, directly or indirectly, acquire from Enterprise or from the performance of this Charterparty or any other information concerning the technical and business activities and know-how of Enterprise. Owners shall not disclose and shall procure that its sub-contractors and the directors, officers and employees of each of them shall not disclose any Proprietary Information to any third party nor use Proprietary Information except as Enterprise may otherwise authorise in writing.

46.2	The obligations under this Article 46 shall, as independent and severable obligations, survive the expiration, termination for any cause or repudiation of this Charterparty.

ARTICLE 47 ASSIGNMENTS AND SUB-CONTRACTS

47.1	Notwithstanding any other provisions of this Charterparty, Owners shall not assign this Charterparty in whole or in part or sub-contract or permit any sub-contractor to sub-contract any of Owners rights or obligations hereunder without the prior consent of Enterprise, which consent shall not be unreasonably withheld or delayed. Enterprise shall have the right to assign this Charterparty to any of the Consortium Members, such right to be exercised by notice to Owners. Assignment by Enterprise to any other third party shall be subject to the consent of Owners, which consent shall not be unreasonably withheld or delayed. Enterprise shall have the right to sub-charter the Vessel in accordance with the provisions of Article 45.

47.2	Notwithstanding Enterprise’s consent to sub-contract under Article 47.1, no contract shall relieve Owners from any of their obligations or liabilities under this Charterparty

Page 34	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

and Owners shall be liable for the acts, defaults and omissions of any sub-contractor, its directors, officers and employees as fully as if they were the acts, defaults or omissions of Owners, their directors, officers or employees.

47.3	Every sub-contract entered into by Owners shall contain a provision permitting assignment thereof to Enterprise.

ARTICLE 48 FORCE MAJEURE

48.1	A delay in or failure of performance of any one or more of its obligations by either Party shall not constitute default hereunder nor give rise to any claim for damage if such delay or failure is wholly and directly caused by any occurrence which the affected Party is unable to prevent by the exercise of reasonable diligence, the continuation of which, by the exercise of reasonable diligence the affected Party is unable to control and the consequences of which the affected Party is unable to prevent, provided that the affected Party gives prompt notice to the other Party specifying the circumstances constituting the occurrence and has used all reasonable endeavours to minimise the effects thereof. For the avoidance of doubt, equipment breakdown shall not be considered a force majeure event.

48.2	If such a delay in or failure of performance causes the suspension of operations hereunder for a continuous period of fourteen (14) days Enterprise shall be entitled at any time thereafter to terminate this Charterparty forthwith by notice to Owners without penalty.

ARTICLE 49 NON-WAIVER

Neither Party’s right to require strict performance in accordance with the terms of this Charterparty shall be affected or waived by any failure by it to enforce any of the terms hereof.

ARTICLE 50 NOTICES AND REPRESENTATIVES

50.1	Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given by a Party if delivered personally to the other Party or if sent by telex or prepaid mail or telefax to the other Party at that other Party’s address as it appears on the first page of this Charterparty or at any other address designated in writing by the receiving Party as the address to which notices are to be sent hereunder.

50.2	Notice shall be deemed to have been received and effective:

a)	if delivered by hand - at the time of delivery;

b)	if sent by telex - at the time the answerback of the addressee appears at the foot of such telex;

c)	if sent by mail or recorded delivery - at the time of receipt by the addressee of such delivery or two (2) business days after the date of mailing whichever occurs first; or

Page 35	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

d)	if sent by telefax - at the time specified on the transmission report, or in the event such time is outside normal working hours at 0930 hours on the first business day after the day of transmission.

ARTICLE 51 COMMISSION

51.1	Owners shall pay to Derrick Offshore (1994) Ltd (hereinafter referred to as “Derrick Offshore”) a commission at the rate of 1.25 per cent of the Hire payable by Enterprise under this Charterparty during the first two years of the Charter period, thereafter reducing to 1.00 per cent for years 3 to 8 inclusive and further reducing to 0.50 per cent in year nine and thereafter. Payment of commission will be due quarterly in arrears.

51.2	Enterprise shall have the right at any time to deduct any commissions owed to Derrick Offshore from Hire payments and account for these amounts directly with Derrick Offshore whereupon Derrick Offshore shall have no claim on Owners.

ARTICLE 52 ENTIRE AGREEMENT

This is the entire agreement of the Parties, which supersedes all previous written or oral undertakings and which may not be modified except by a written amendment signed by both Parties.

ARTICLE 53 GOVERNING LAW

This Charterparty shall be governed by and construed in accordance with the laws of Brazil.

ARTICLE 54 ARBITRATION

54.1	Any dispute, controversy or claim (whether based in contract, tort or otherwise) arising out of or in connection with this Charterparty, or the breach, termination or validity thereof, shall be settled by final and binding arbitration in accordance with the arbitration rules of the International Chamber of Commerce (the “ICC”) as presently in force. Unless otherwise agreed in writing by the Parties, the following terms shall apply in respect of any such arbitration:

a)	The arbitration shall be heard and determined by one arbitrator, who shall be appointed in accordance with the ICC Rules.

b)	The arbitration shall take place in Rio de Janeiro, Brazil, and all disputes shall be determined in accordance with the laws of Brazil.

c)	The English language shall be used in the arbitral proceedings. The English language text of this Charterparty shall be used in the arbitral proceedings.

d)	The award of the arbitrator will be the whole and exclusive remedy regarding any and all disputes arising in connection with this Charterparty and shall not be appealable. The award of the arbitrator may, however, be enforced by

Page 36	General Terms and Conditions

CHARTERPARTY NO. 102.18.12

application to any proper court with jurisdiction. Further, any party to the arbitration may request a court of competent jurisdiction to grant a temporary restraining order or temporary injunction in respect of the subject matter of the claim or dispute pending arbitration pursuant to this Article 54, including measures to preserve the status quo pending resolution of such claim or dispute, to prevent the destruction of documents and other information related to such claim or dispute, and to prevent the transfer, dissipation, or hiding of assets; and a request for such interim measures to a judicial authority shall not be deemed to be incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

54.2	In the event arbitration arising out of this Charterparty is initiated, the prevailing party to the arbitration, after the entry of the final non-appealable order, shall be entitled to recover from the other party, as a part of said order, all court costs, fees and expenses of such arbitration (or litigation), including, without limitation, reasonable attorneys’ fees.

Page 37	General Terms and conditions

CHARTERPARTY NO. 102.18.12

ATTACHMENT 1 - MEMORANDUM OF AGREEMENT

Page 38	General Terms and Conditions

MEMORANDUM OF AGREEMENT

           [As per date of Charterparty]

Dated:

Norwegian Shipbrokers’ Association’s Memo-
[ILLEGIBLE] it for sale and purchase of
[ILLEGIBLE] he Baltic and International
Maritime Council (BIMCO) in 1956.

Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

[Owner] hereinafter called the Sellers, have agreed to sell, and

[Charterer] hereinafter called the Buyers, have agreed to buy

Name:

Classification Society/Class:

Built:	By:

Flag:	Place of Registration:

Call Sign:	Grt/Nrt:

Register Number:

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, or telefax. ~~or other modern form of written communication.~~

“Classification Society” or “Class” means the Society referred to in line 4.

1.	Purchase Price [As per Schedule II of the Charterparty - Compensation]

2.	Deposit

~~As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within banking days from the date of this Agreement. This deposit shall be placed with and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.~~

3.	Payment

The said Purchase Price shall be paid in full at the full USD value on the day of payment free of bank charges to [Owners Bank] on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.	Inspections

a)*	~~The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel at/in on and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.~~

b)*	The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within 10 working days of declaring option to purchase.

The Sellers shall provide for inspection of the Vessel at/in Rio State.

The Buyers shall undertake the inspection without undue delay to the Vessel. ~~Should the~~

This Contract is a computer generated copy of the SALEFORM 1993 form, printed under license from the Norwegian Shipbrokers’ Association, using the BIMCO Charter Party Editor. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the preprinted text of this document, which is not clearly visible, the original document, as recommended by BIMCO, shall apply. The Norwegian Shipbrokers’ Association and BIMCO assume no responsibility for any loss or damage caused as a result of discrepancies between the original document of and this document.

- Copyright: Norwegian Shipbrokers’ Association, Oslo, Norway.

1

2

3

4

5

6

7

8

9

10

11

12

13

14

15

16

17

18

19

20

21

22

23

24

25

26

27

28

29

30

31

~~Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~

     The Vessel shall remain on hire under Charterparty dated [ ] between Sellers and Buyers during the period of inspection.The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.

During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.
Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aforesaid, ~~the deposit together with interest earned shall be released immediately to the Buyers, whereafter~~ this Agreement shall be null and void.

*	4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply,

5.	Notices, time and place of delivery

a)	~~The Sellers shall deep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with and 10 days notice of the estimated time of arrival at the intended place of drydocking/underwater inspection/delivery~~  when the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at/in in the Sellers, option.

     Expected time of delivery: within 120 days of Buyers exercising its option to purchase as per Article 27.1.1 of the Charter Party.

     Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 120 days plus 30 days of Buyers exercising their option to purchase as per Articles 27.1.1 and 27.1.4 of the Charter Party.

c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery ~~the deposit together with interest earned shall be released immediately to the Buyers whereafter~~ this Agreement shall be null and void.

6.	Drydocking/Divers Inspection

a)**	The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.

32

33

34

35

36

37

38

39

40

41

42

43

44

45

46

47

48

49

50

51

52

53

54

55

56

57

58

59

60

61

62

This Contract is a computer generated copy of the SALEFORM 1993 form, printed under license from the Norwegian Shipbrokers’ Association, using, the BIMCO Charter Party Editor. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the preprinted text of this document, which is not clearly visible, the original document as recommended by BIMCO, shall apply. The Norwegian Shipbrokers’ Association and BIMCO assume no responsibility for any loss or damage caused as a result of discrepancies between the original document and this document.

~~b)**~~ 	 ~~(i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.~~

~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.~~

~~(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~

c)	If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above

(i)	the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.

(ii)	the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.

(iii)	the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv)	the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v)	the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock

63

64

65

66

67

68

69

70

71

72

73

74

75

76

77

78

79

80

81

82

83

84

85

86

87

88

89

90

91

92

This Contract is a computer generated copy of the SALEFORM 1993 form, printed under license from the Norwegian Shipbrokers’ Association, using the BIMCO Charter Party Editor. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the preprinted text of this document, which is not clearly visible, the original document as recommended by BIMCO, shall apply. The Norwegian Shipbrokers’ Association and BIMCO assume no responsibility for any loss or damage caused as a result of discrepancies between original document and this document.

and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

**	6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.

7.	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore as per the inventory of spares supplied by the shipbuilders. All spare parts and spare equipment additional to the original spare parts supplied by the shipbuilder, including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s) all being spare to the Vessel, if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall where unused, be purchased by Buyers at the price paid by Sellers, ~~become the Buyers’ property,~~ but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, ~~but~~ and the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers at cost paid by the Sellers. ~~without extra payment.~~

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

Insofar as they are not already the property of the Buyers, the ~~The~~ Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums and pay the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel. Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.	Documentation

The place of closing: [ ]

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

a)	Legal Bill of Sale in a form recordable in [TBN](the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.

b)	Current Certificate of Ownership issued by the competent authorities of the flag stale of the Vessel.

c)	Confirmation of Class issued within 72 hours prior to delivery.

d)	Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.

e)	Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4

93

94

95

96

97

98

99

100

101

102

103

104

105

106

107

108

109

110

111

112

113

114

115

116

117

118

119

120

121

122

This Contract is a computer generated copy of the SALEFORM 1993 form, printed under license from the Norwegian Shipbrokers’ Association, using the BIMCO Charter Party Editor. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the preprinted text of this document, which is not clearly visible, the original document as recommended by BIMCO, shall apply. The Norwegian shipbrokers’ Association and BIMCO assume no responsibility for any loss or damage caused as a result of discrepancies between the original document and this document.

(four) weeks after the Purchase Price has been paid and the Vessel has been delivered.

f)	Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’, or their agents, sub-contractors or employees’possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s statutory log books but the Buyers to have the right to take copies of same.

9.	Encumbrances

Unless otherwise agreed the Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account. In so far as it is possible, sellers will take all reasonable steps to minimise any tax liability Buyers may incur in connection with the purchase of the vessel, subject always to the legality of such actions, and their being no adverse cost implication to sellers.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unexpended without condition/recommendation* by Class or the relevant authorities for a minimum period of 6 months after ~~at~~ the time of delivery.

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.	Name/markings

Upon delivery the Buyers ~~undertake to~~ may change the name of the Vessel and alter funnel markings if not already in Enterprise colours.

13.	Buyers’ default

~~Should the deposit not be paid in accordance with clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.~~

123

124

125

126

127

128

129

130

131

132

133

134

135

136

137

138

139

140

141

142

143

144

145

146

147

148

149

150

151

152

153

154

This Contract is a computer generated copy of the SALEFORM 1993 form, printed under license from the Norwegian Shipbrokers’ Association, using the BIMCO Charter Party Editor. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the preprinted text of this document, which is not clearly visible, the original document as recommended by BIMCO, shall apply. The Norwegian shipbrokers’ Association and BIMCO assume no responsibility for any loss or damage caused as a result of discrepancies between the original document and this document.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement ~~in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover this loss,~~ The Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their toss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers’ representatives

~~After this Agreement has been signed by both parties and the deposit has been lodged,~~ The Buyers have the right to place two representatives on board the Vessel at their sole risk and expense up to 30 days prior to delivery. upon ~~arrival at on or about~~ These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.

16.	Arbitration

a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in Rio de Janeiro, under ICC Rules with the English language to be used in the Arbitral proceedings. ~~London in accordance with the Arbitration Acts 1950 and 1979 on any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.~~

b)*	~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their Agreement may be made a rule of the Court.~~

~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

c)*	~~Any dispute arising out of this Agreement shall be referred to arbitration at, subject to the procedures applicable there.~~

~~The laws of shall govern this Agreement.~~

*	16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

155

156

157

158

159

160

161

162

163

164

165

166

167

168

169

170

171

172

173

174

175

176

177

178

179

180

181

182

183

This Contract is a computer generated copy of the SALEFORM 1993 form, printed under license from the Norwegian Shipbrokers’ Association, using the BIMCO Charter Party Editor. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the preprinted text of this document, which is not clearly visible, the original document as recommended by BIMCO, shall apply. The Norwegian shipbrokers’ Association and BIMCO assume no responsibility for any loss or damage caused as a result of discrepancies between the original document and this document.

CHARTERPARTY NO. 102.18.12

SCHEDULE II

COMPENSATION

1.0	GENERAL

1.1	In consideration of provision and operation of the Vessel and other goods and services in accordance with terms of this Charterparty, Owners shall be compensated in accordance with the terms of this Schedule II at the rates, lump sums and charges set herein.

1.2	With the exception of the operation cost Day rate of the Newbuild Vessel and the passenger rate, which shall be readjusted in accordance with Clause 6.1 and 6.2, all rates and charges shall be fixed and firm for the duration of the Charter.

1.3	Enterprise will pay Owners the Hire due under the terms of this Charterparty which is inclusive of all the relevant Brazilian value added or sales taxes which are chargeable in respect of goods or services supplied by Owners. All rates, fees and prices, including purchase option prices are inclusive of all taxes and contributions. No taxes or contributions are payable by Enterprise in addition to either the Hire or any purchase price set out or calculated in accordance with this Schedule II.

1.4	Rates and fees set out herein are inclusive of ISS at the rate of 1 % and PIS/COFINS at the combined rate of 3.65%. If, during the term of this Charterparty, any of the following events occurs: creation of new indirect taxes; extinction of existing indirect taxes; alteration of indirect tax rates; or institution of tax incentives of any nature; which tend to increase or decrease the indirect tax burden on Owners, then Owners will immediately notify Enterprise and parties shall proportionately adjust the prices listed within Schedule II for such increase or decrease as appropriate to maintain net remuneration as in effect as of the event written above.

1.5	Owners agree that no payment made by Enterprise under the terms of this Charterparty shall constitute, or shall be construed to constitute, the acceptance of the validity of any charge or the waiver of any right to claim repayment, unless and until Enterprise’s audit rights with respect thereto, as set forth in the General Terms and Conditions, shall have expired, and such invoice, charge or payment shall not have been challenged.

1.6	Where any goods or services are to be compensated on a reimbursable basis Owners shall record all months/days/hours worked on timesheets/service tickets. An authorised Enterprise representative shall be asked to sign these timesheets/service tickets as a record of performance or supply. Enterprise will only accept liability to pay for months/days/hours recorded on such signed timesheets /service tickets and payable in accordance with the terms of this Charterparty. This includes any accommodation and meal charges for passengers onboard the supply vessel.

1.7	Day rates where applicable shall, unless otherwise specified, be per calendar day and any part thereof shall be charged pro rata. Any combination of day rates applicable in a single day shall be charged at the highest applicable rate.

Page 1	Compensation

CHARTERPARTY NO. 102.18.12

1.8	Monthly rates where applicable shall be per calendar month and any part thereof shall be pro-rated based on a thirty (30) day month.

1.9	The rates, lump sums and charges set forth in Schedule II shall include all costs incurred as a result of Owners providing the associated services onshore and offshore including attendance at Enterprise’s planning/progress meetings.

2.0	PERSONNEL

2.1	Compensation to Owners as set out in this Schedule II is inclusive of, but not limited to:

a)	wages, personal accident and sickness payments, pensions, bonuses, overheads;

b)	profits and other costs associated with payments made by Owners to its personnel and subcontractors;

c)	provision of protective clothing and hand tools;

d)	all travel related expenses incurred by the Owners’ personnel travelling to/from the vessel;

e)	time spent by Owners’ personnel in travelling to/from the vessel;

f)	time spent training and cost of training personnel.

3.0	INVOICING

3.1	All invoices shall be submitted to the following address unless otherwise notified in writing by Enterprise:

Enterprise Oil do Brasil Limitada
Praia de Botafogo 440 - 22° andar
Botafogo
Rio de Janeiro
RJ 22250-040
Brazil

Marked for the attention of the Accounts Payable.

3.2	Each invoice submitted by Owners shall specify and be supported by contract number and such other documentation as Enterprise may reasonably require in order to verify the correctness of the items invoiced. To the extent said invoices are properly presented and correct and subject to the provisions of this Agreement, Enterprise shall pay invoices within thirty (30) days of their receipt. To the extent that said invoices are not properly presented and correct then Enterprise shall pay the undisputed portion and notify the Owners the reason for disputing the balance.

3.3	Expenses incurred by Owners in Dollar (US$) for the provision and operation of the Vessel and provision of other goods and services in accordance with the terms of this Charterparty’ may be expressed in Dollar (US$) and reimbursed by Enterprise in Reais (R$), provided that:

(i)	such expenses were legally and directly incurred in Dollar (US$) by Owners and;

Page 2	Compensation

CHARTERPARTY NO. 102.18.12

(ii)	upon Enterprise’s request, which may occur at anytime, Owners shall present satisfactory evidence of the declaration above, i.e., that such expenses it incurred were outside Brazil and in Dollar (US$).

Owners shall invoice in Brazilian Reais (R$) and Enterprise shall make payment in Brazilian Reais. Any rates, lumps sums and charges set forth in Schedule II which are not denominated in Brazilian. Reais shall be converted to Brazilian Reais at the exchange rate current at date of invoice. The exchange rate used for US Dollars (US$) shall be the average of the buy and sell exchange rates reported by the Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consultas de Câmbio” or Exchange Rate Inquiry), Option 5 (“Cotações para Contabilidade” or Rates for Accounting Purposes), unless otherwise agreed between the Parties.

Any deviation, caused by exchange rate fluctuations, between the exchange rate for the day used to prepare the Owner’s Invoice and the exchange rate that Enterprise’s payment is received by Owner shall be credited or debited as a monthly value and corrected by a credit note or invoice on a three monthly basis.

4.0	INTERIM VESSEL — RATES

4.1	The Hire for the Interim Vessel shall be:

Provision of Vessel US$          14,671.00 per day

plus

Operation of Vessel US$          2,288.00 per day

4.2	The rate for passengers on the Interim Vessel shall be:

US$ 42.00 per 24 hours on board

4.3	The Hire set out in 4.1 shall apply from the Interim Vessel Delivery date until the planned Newbuild Vessel Delivery Date as set out in Article 4.2.3 of the General Terms and Conditions. If the Newbuild Vessel Delivery Date is delayed, other than in accordance with Enterprise’s instructions, and takes place after the planned Newbuild Vessel Delivery Date as set out in Article 4.2.3 of the General Terms and Conditions then the Hire set out in 4.1 above shall be reduced by 10% for the duration of the first month of delay and for each of the next two months of delay the Hire applicable in the previous month shall be reduced by a further 10% of the Hire set out in 4.1. The Hire applicable in the third month of delay shall remain applicable until the Newbuild Vessel Delivery Date.

Page 3	Compensation

CHARTERPARTY NO. 102.18.12

5.0	NEWBUILD VESSEL — RATE

5.1	The Hire and passenger rates for the Newbuild Vessel shall be as follows:

A.	For a 5 year fixed term:

	HIRE
	Provision of	Operation of
	Vessel	Vessel	Passenger
Year	US$/day	US$/day	US$/24hrs
1	12,365.00	Crew: 1,925.00 Other: 1,878.00	42.00
2	12,365.00	Crew: 1,925.00 Other: 1,878.00	42.00
3	12,365.00	Crew: 1,925.00 Other: 1,878.00	42.00
4	12,365.00	Crew: 1,925.00 Other: 1,878.00	42.00
5	12,365.00	Crew: 1,925.00 Other: 1,878.00	42.00

B.	Optional:

6	12,215.00	Crew: 1,925.00 Other: 1,878.00	42.00
7	12,215.00	Crew: 1,925.00 Other: 1,878.00	42.00
8	12,215.00	Crew: 1,925.00 Other: 1,878.00	42.00
9	12,215.00	Crew: 1,925.00 Other: 1,878.00	42.00
10	12,215.00	Crew: 1,925.00 Other: 1,878.00	42.00
11	12,215.00	Crew: 1,925.00 Other: 1,878.00	42.00
12	12,215.00	Crew: 1,925.00 Other: 1,878.00	42.00
13	12,215.00	Crew: 1,925.00 Other: 1,878.00	42.00

5.2	The Hire for the Newbuild Vessel shall be applicable from the Newbuild Vessel Delivery Date.

Page 4	Compensation

CHARTERPARTY NO. 102.18.12

6.0	READJUSTMENT

6.1	The proportion of the day rate for the operation of the Newbuild Vessel attributable to crew costs is to be adjusted after 3 years from the commencement of the Newbuild Vessel charter and annually thereafter to reflect the salary increase, awarded to seafarers in Brazil, and shall be evidenced as being applicable throughout the Owner’s Brazilian fleet. The readjustment is to be mutually agreed between the Owner and Enterprise.

6.2	The none crew cost element of the daily operating cost and the passenger rate shall also be subject to readjustment, by mutual agreement, after 3 years from the commencement of the Newbuild Vessel charter.

7.0	NEWBUILD VESSEL — PURCHASE BY ENTERPRISE

7.1	Enterprise shall have the right to purchase the Newbuild Vessel at the following prices, applicable during each year after the commencement of the Charter. If Enterprise requires the Owners to continue to manage the Newbuild Vessel after purchase by Enterprise then the Vessel Management rates, for each year after the commencement of the Charter, given below shall apply. Enterprise’s right to purchase shall be effective at the end of each year of the charter and Enterprise shall give at least one hundred and twenty [120] days notice of its intention to purchase the Newbuild Vessel:

	Purchase Price	Vessel Management Fee
Year	US$	US$ per year
1	26,750,000	114,583
2	25,700,000	114,583
3	24,500,000	114,583
4	23,400,000	114,583
5	22,215,000	114,583
6	21,050,000	114,583
7	19,900,000	1l4,583
8	18,725,000	114,583
9	17,560,000	114,583
10	16,400,000	114,583
11	15,250,000	114,583
12	14,075,000	114,583
13	12,900,000	114,583

7.2	The purchase price will be subject to the payment and exchange rate adjustment principles set out in clauses 3.1 to 3.3, however, the correction credit note or invoice will be issued within 10 days of the Owner receiving payment for the vessel.

7.3	The Vessel Management Fee shall exclude the costs of:

a)	Hull and Machinery insurance and P&I insurance

b)	Maintenance, repair, overhaul and drydocking

c)	Crew and other direct vessel costs

Page 5	Compensation

CHARTERPARTY NO. 102.18.12

d)	Vessel’s operational consumables (excluding housekeeping, telecomms and the like)

These costs shall be the responsibility of Enterprise, to procure or reimburse at Enterprise’s option, following purchase of the Newbuild Vessel.

7.4	The cost of crew provided under vessel management, if requested by Enterprise, will be at the daily rate quoted in Clause 5.1A and subject to readjustment in accordance with Clause 6.1.

7.5	The Vessel Management Fee shall be subject to readjustment, by mutual agreement, after 6 years from the commencement of the Newbuild Vessel Charter.

8.0	ENTERPRISE RE-IMBURSABLES

8.1	Reimbursable bunkers and any other goods or services provided by Owners in accordance with Enterprises instructions shall be charged to Enterprise at net cost paid by Owners.

9.	TERMINATION FEE

9.1	In the event of termination of this Charterparty by Enterprise in accordance with the provisions of Articles 35.2 f) or 35.3 of the General Terms and Conditions then the applicable Termination Fee shall be payable to Owners as follows:

Year	Termination Fee US$
1	Not applicable
2	Not applicable
3	Not applicable
4	1,353,456
5	343,064

9.2	Years shall be calculated from the date of commencement of the Charter.

10.	MEZZANINE DECK ALTERATION

In the event that Gulf Marine do Brasil Limitada are contracted by Enterprise for the Provision of ROV Services to support the production operations in the Bijupira and Salema fields, the additional costs for the provision of the Mezzanine Deck on the Newbuild Vessel, in accordance with the specification included in Schedule I, will be absorbed by Gulf Marine do Brasil Limitada. If not contracted for the ROV Services, the additional costs, for the mezzanine deck alteration, supported by adequate documentation from the builders, will be reimbursed by Enterprise.

Page 6	Compensation